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                                                                    EXHIBIT 99.2

Oct. 2, 2000

ANALYST:   Margaret Nollen   Arthur Shannon
           (713) 767-8707    (713) 767-4646

MEDIA:     Deborah Fiorito   John Sousa
           (713) 767-6018    (713) 507-3936


         DYNEGY EXPECTS TO REPORT RECORD EARNINGS IN THIRD QUARTER 2000
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    EARNINGS EXPECTED TO EXCEED FIRST CALL CONSENSUS ESTIMATES BY 10 PERCENT
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HOUSTON (Oct. 2, 2000) - Dynegy Inc. (NYSE: DYN) today announced it expects to report third quarter 2000 recurring earnings per share of $0.55, compared to the First Call consensus estimate of $0.50 per share. Reported earnings per share is expected to be $0.73, including a one-time gain as discussed below.

          Dynegy's expected recurring third quarter 2000 net income of about $175 million is expected to exceed by approximately 80 percent the Dynegy/Illinova pro forma third quarter 1999 net income of $96.5 million. This represents an increase of more than 250 percent compared to Dynegy's historical net income of $50.7 million from third quarter 1999, excluding the operations acquired through the merger with Illinova.

          The company's expected results reflect several key drivers:

          - Dynegy Marketing and Trade's financial contribution, defined as operating margin plus equity earnings, is expected to nearly triple, even in the face of record mild temperatures experienced in the Midwest and Northeast regions of the country throughout the peak summer months;

          - Successful execution of Dynegy's core energy convergence business strategy - the merchant leverage effect - enabled the company to trade around its assets and extract value from the marketplace as regional inefficiencies occurred;


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          -  Outstanding performance is expected from North American marketing and trading activities resulting from nationwide volatility in both power and gas, coupled with strong marketing, structured origination activity and term sales;

           - Dynegy's generation asset portfolio, including the assets acquired in the Illinova merger, is expected to perform solidly, particularly in the West where weather conditions significantly impacted demand. Dynegy's geographically diverse asset base is expected to help balance the impact of regional weather patterns such as those experienced in the Midwest and Northeast during this quarter;

          - Dynegy's European operations are expected to incur a quarterly loss resulting from reduced liquidity in the commodity markets, the deferment of the New Electricity Trading Arrangements (NETA) in the U.K. and start-up costs associated with our European expansion. Dynegy retains its fundamental long-term commercial view of its European expansion and expects these operations to be a solid contributor to the segment's results in 2000 and beyond;

          - Dynegy's third quarter 2000 reported earnings per share is expected to include a substantial one-time pre-tax gain associated with the disposition of its equity interest in Accord Energy Limited, a U.K. gas marketing joint venture in which Dynegy has held a non-operating interest;

          - Dynegy's midstream liquids segment performance is expected to benefit from lower operating costs, continuing strength in natural gas liquids prices, increasing worldwide demand and the company's ongoing strategy to reduce liquids commodity pricing exposure through hedging and forward sales programs;

          - Dynegy's transmission and distribution segment performance is expected to benefit from cost reductions and operational efficiencies, which are expected to mitigate lower power and gas demand resulting from mild temperatures throughout Illinois Power's market area during the third quarter; and

          - Continued lower-than-expected general and administrative costs are expected due to ongoing realization of synergies related to Dynegy's merger with Illinova Corp. and the company's technology improvements over the last two to three years.

     Dynegy will announce third quarter earnings on Tuesday, October 17, 2000 prior to the opening of the New York Stock Exchange.

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     Dynegy Inc. is a leading provider of energy and communications solutions to customers in North America, the United Kingdom and Europe. The company's leadership position extends across the entire convergence value chain, from power generation to wholesale and retail marketing and trading of power, gas, coal, emission allowances, and weather derivatives to transportation, gathering and processing.
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This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Dynegy believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include fluctuations in commodity prices for natural gas, electricity, natural gas liquids, coal or communications products or services; competitive practices in the industries in which Dynegy competes; operations and systems risks; environmental liabilities, which are not covered by indemnity or insurance; general economic and capital market conditions, including fluctuations in interest rates; and the impact of current and future laws and governmental regulations (particularly environmental regulations) affecting the energy and communications industry in general, and Dynegy's operations in particular.